EXHIBIT 10.12

FORM (FOR GERMAN EMPLOYEES) OF

LYDALL, INC.

NONQUALIFIED STOCK OPTION AGREEMENT

    THIS NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made between Lydall, Inc., a Delaware corporation (“Lydall”), and the recipient (the “Recipient”) with respect to a Nonqualified Stock Option granted under Lydall’s 2012 Stock Incentive Plan (the "Plan") pursuant to the award letter (the “Award Letter”), dated [_________], from Lydall to the Recipient. All capitalized terms used but not defined in this Agreement shall have the same meanings that have been ascribed to them in the Plan.

1.    Grant of Award. On the Date of Grant (as defined in the Award Letter), the Recipient has been granted a Nonqualified Stock Option to purchase up to the number of shares of Common Stock as set forth in the Award Letter (the “Option”). The Option is subject to the terms and conditions set forth in the Award Letter, this Agreement and the Plan. The vesting and exercisability schedule of the Option is set forth in the Award Letter.

2.    Type of Option. The Option is a Nonqualified Stock Option .

3.    Option Price. The purchase price of each Share subject to the Option is set forth in the Award Letter.

4.    Acceptance of Option. The Recipient shall have no rights with respect to the Option unless the Recipient accepts this Agreement no later than the close of business on the date that is sixty (60) days after the Date of Grant. Such acceptance of the Option shall be effected by accessing the website of Lydall’s administrative agent (the “Administrative Agent”), referenced in the Award Letter, and completing the required on-line grant acknowledgement process.

5.    Manner of Exercise.

(a)    Administrative Agent. To the extent the Option is exercisable in accordance with the Award Letter, the Administrative Agent must be used to exercise all or any portion of the Option. The Administrative Agent will provide the Recipient with a confirmation of each exercise made. The Administrative Agent will collect funds for the option purchase price and taxes related to an exercise (as applicable). To exercise all or any portion of the Option or to ask questions regarding how to exercise, contact the Administrative Agent.

(b)     Payment Upon Exercise. Shares purchased upon the exercise of the Option shall be paid for as follows:

(i)    in cash or by check, payable to the order of Lydall;

(ii)    unless prohibited by the Plan Administrator, by a “broker-assisted cashless exercise” procedure consistent with Section 5(f)(2) of the Plan;

(iii)    unless prohibited by the Plan Administrator, by delivery at the time of exercise (either by actual physical delivery or by attestation) of Shares owned by the Recipient valued at their Fair Market Value, provided (i) such method of payment is then permitted under applicable law, (ii) such Shares, if acquired directly from Lydall, were owned by the Recipient for such minimum period of time, if any, as may be established by the Plan Administrator, and (iii) such Shares are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements; or

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(iv) only if expressly permitted by the Plan Administrator, any other method permitted under the Plan.

(c)    Tax Withholding.

(i) the Recipient recognizes and agrees that the allocation, issue and exercising of the Option constitutes a cash benefit that may be subject to inland payroll tax/income tax and social benefits and that the Recipient explicitly acknowledges that this tax and social burden is to be borne solely by him/her alone.

(ii)    the Recipient undertakes to satisfy all fiscal obligations relating to the allocation, issue and exercising of the Option, including possible commitments to pay tax, properly, on time and in due form. The Recipient shall compensate Lydall Gerhardi GmbH & Co. KG and Lydall, Inc. for all damages incurred by either company from the Recipient’s failure to satisfy his/her tax obligations and duties under fiscal law, properly or on time. Should Lydall Gerhardi GmbH & Co. KG or Lydall, Inc. suffer damages from a breach of such fiscal obligations on the part of the Recipient, either or both companies shall be entitled to claim directly from the Recipient.

(iii)    Lydall Gerhardi GmbH & Co. KG and the Recipient agree that all payments made by Lydall Gerhardi GmbH & Co. KG on the Recipient’s payroll/income tax debts to third parties, particularly to any tax authority, shall be made exclusively and solely for account of the Recipient. If Lydall Gerhardi GmbH & Co. KG has made payments on or in connection with the Recipient’s tax debts that are covered by the withholding (and payment) of the Recipient’s claims to remuneration, the Recipient undertakes to reimburse Lydall Gerhardi GmbH & Co. KG immediately for such payments.

(d)    Compliance With Policies. All employees must comply with Lydall’s policies regarding trading of its securities. In addition, Lydall requires officers designated under Section 16 of the Exchange Act and certain other designated employees to pre-clear certain transactions with Lydall’s General Counsel. The Recipient should consult applicable Lydall policies prior to engaging in any transaction relating to the Option.

6.    Other Terms and Conditions.

(a)    Term of Option. The Option shall have a maximum term of ten (10) years from the Date of Grant, subject to earlier termination in accordance with the following provisions in the event that the Recipient ceases to be an employee of the Company:

(i)    Termination by Reason of Death or Disability. If the Recipient’s employment by the Company terminates by reason of the death or permanent and total disability (as defined in Section 22(e) of the Code) (“Disability”) of the Recipient, the Option shall thereupon automatically terminate, except that the portion of the Option that has vested on or prior to the date of termination may thereafter be exercised by the Recipient or the legal representative of his or her estate for a period of one year from the date of such termination of employment or until the expiration of the maximum term of the Option, whichever period is shorter.

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(ii)    Other Termination. If the Recipient’s employment by the Company terminates for any reason other than the death or Disability of the Recipient, and provided the termination was not for Cause, the Option shall thereupon automatically terminate, except that the portion of the Option that was vested on or prior to the date of such termination of employment may thereafter be exercised by the Recipient for a period of one year from the date of such termination of employment or until the expiration of the maximum term of such Option, whichever period is shorter. Notwithstanding the foregoing, if the Plan Administrator determines that the termination of the Recipient’s employment by the Company was for Cause, the Option shall automatically terminate as of the date of such termination of employment, and no portion of the Option may be exercised by the Recipient after such date.

(b)    Exercise of Option and Limitations Thereon. The Option shall become exercisable subject to the limitations set forth in the Award Letter.

(c)    Nontransferability. Except as permitted by the Plan Administrator pursuant to Section 9(a) of the Plan, the Option shall not be transferable by the Recipient except by will or by the laws of descent and distribution, and the Option shall be exercisable, during the Recipient’s lifetime, only by the Recipient.

(d)    No Stockholder Rights. The Recipient shall not be entitled to any rights as a stockholder with respect to any Shares subject to the Option prior to the date of issuance to him or her of any such Shares following a valid exercise of the Option.

(e)    Recoupment of Awards. The Option shall be subject to the forfeiture and recoupment provisions of Section 10(a) of the Plan.

7.    No Employment Rights. Nothing in this Agreement shall be deemed to: (a) confer or be deemed to confer upon the Recipient any right to continue in the employ of the Company or in any way affect the right of the Company to dismiss or otherwise terminate the Recipient’s employment at any time for any reason with or without cause, (b) impose upon the Company any liability for any forfeiture of the Option which may result if the Recipient’s employment is terminated, or (c) affect the Company’s right to terminate or modify any contractual relationship with a Recipient who is not an employee of the Company.

8.    Changes in Capitalization. Neither this Agreement nor the grant of the Option shall affect in any way the right or power of Lydall or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Lydall’s capital structure or its business, or any merger or consolidation of Lydall or any Lydall Affiliate, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of Lydall or any Lydall Affiliate, or any sale or transfer of all or any part of Lydall’s assets or business, or any other corporate act or proceedings, whether of a similar character or otherwise.

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9.    Change in Control. Upon a Change in Control Event or other Reorganization Event, the Option shall be subject to the terms of the Plan.

10.    Plan Terms and Plan Administrator Authority. This Agreement and the rights of the Recipient hereunder are subject to all of the terms and conditions of the Plan, as it may be amended from time to time, as well as to such rules and regulations as the Plan Administrator may adopt for the administration of the Plan. It is expressly understood that the Plan Administrator is authorized to administer, construe and make, in its sole and absolute discretion, all determinations necessary or appropriate for the administration of the Plan and this Agreement, all of which shall be binding upon the Recipient. This Agreement shall be interpreted and applied in a manner consistent with the provisions of the Plan, and in the event of any inconsistency between this Agreement and the Plan, the terms of the Plan shall control.

11.    Miscellaneous

(a)    Amendment; Modification; Waiver. No provision of this Agreement may be amended, modified or waived unless authorized by the Plan Administrator, and no amendment or modification of this Agreement may be made without Recipient’s consent except as permitted by Section 9(e) of the Plan.

(b)     Notices. Except as otherwise provided herein, every notice or other communication relating to this Agreement shall be in writing, and shall be mailed or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications to the Company shall be mailed to or delivered to Lydall’s Vice President, General Counsel and Secretary, with a copy to its Vice President of Human Resources, both at Lydall, Inc., One Colonial Road, P. O. Box 151, Manchester, Connecticut, 06045-0151, and all notices by the Company to the Recipient may be given to the Recipient personally or may be mailed to him or her at the last address designated for the Recipient on the employment records of the Company. For purposes of this section, the term “mailed” includes electronic delivery methods.

(c)    Appointment of Agent. By accepting the Option evidenced by this Agreement, the Recipient hereby irrevocably nominates, constitutes and appoints each of Lydall’s Vice President of Human Resources and the Administrative Agent as his or her agent and attorney-in-fact to take any and all actions and to execute any and all documents, in the name and on behalf of the Recipient, for any purpose necessary or convenient for the administration of the Plan and this Agreement. This power is intended as a power coupled with an interest and shall survive the Recipient’s death. In addition, it is intended as a durable power and shall survive the Recipient’s incapacity. Lydall has the right to change the appointed transfer agent or Administrative Agent from time to time.

(d)    Governing Law; Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware, and the Recipient agrees to the exclusive jurisdiction of Connecticut courts.

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(e)    Compliance with Laws. The issuance of Shares pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any federal and state or other securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act and the Exchange Act, and any rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. Lydall shall not be obligated to issue or deliver to Recipient any Shares pursuant to this Agreement if such issuance would violate any such requirements.

(f)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity, legality or enforceability of the remainder of this Agreement, it being intended that all rights and obligations of the Company and the Recipient shall be enforceable to the fullest extent permitted by law.

12.    Statute of Limitations. The Recipient hereby agrees that there shall be a one-year statute of limitations for the filing of any claim relating to this Agreement or the terms or conditions of the Option. If such a claim is filed more than one year subsequent to the date on which the Option terminates for any reason whatsoever, it shall be precluded by this provision, whether or not the claim has accrued at that time.

13.    Data Privacy. The Recipient hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement by and among, as applicable, his or her employer or contracting party and Lydall for the exclusive purpose of implementing, administering and managing his or her participation in the Plan. The Recipient understands that Lydall holds certain personal information about him or her, including, but not limited to, his or her name, home address and telephone number, work location and phone number, date of birth, hire date, details of all awards or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding in the Recipient’s favor, for the purpose of implementing, administering and managing the Plan (“Personal Data”). The Recipient understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these third parties may be located in the Recipient’s country or elsewhere, and that such third party’s country may have different data privacy laws and protections than the Recipient’s country. The Recipient understands that he or she may request a list with the names and addresses of any potential third parties receiving the Personal Data by contacting in writing the individuals listed in Section 11(b) of this Agreement. The Recipient authorizes such third parties to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan. The Recipient understands that Personal Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Recipient understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the individuals listed in Section 11(b) of this Agreement. The Recipient understands, however, that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of Recipient’s refusal to consent or withdrawal of consent, the Recipient understands that he or she may contact in writing the individuals listed in Section 11(b) of this Agreement.

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14.    Nature of the Grant. By entering into this agreement and accepting the grant of the Option, Recipient acknowledges that: (i) the Plan is established voluntarily by Lydall, it is discretionary in nature and it may be modified, amended, suspended or terminated by Lydall at any time unless otherwise provided in the Plan and this Agreement; (ii) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if Options have been granted repeatedly in the past; (iii) all decisions with respect to future grants, if any, will be at the sole discretion of the Plan Administrator; (iv) the Recipient’s participation in the Plan shall not create a right to further employment with the Recipient’s employer and shall not interfere with the ability of the Recipient’s employer to terminate the Recipient’s employment relationship at any time with or without cause; (v) the Recipient’s participation in the Plan is voluntary; (vi) the Option grant is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to Lydall or Recipient’s employer, and which is outside the scope of the Recipient’s employment contract, if any; (vii) the Option grant is not part of normal or expected compensation or salary for any purpose including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (viii) in the event that Recipient’s employer is not Lydall, the grant the Option will not be interpreted to form an employment contract or relationship with Lydall; and furthermore, the grant of the Option will not be interpreted to form an employment contract with Recipient’s employer or any subsidiary or affiliate of Lydall; and (ix) in consideration of the Option grant, no claim or entitlement to compensation or damages shall arise from termination of the Option (for any reason whatsoever and whether or not in breach of local labor laws) and Recipient irrevocably releases Lydall and his or her employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Agreement, Recipient shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.

IN WITNESS WHEREOF, the undersigned officer of Lydall has executed this Agreement.

LYDALL, INC.

By:	/s/ Dale G. Barnhart
Name: Dale G. Barnhart Title: President and Chief Executive Officer

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